Exhibit 99.1

Multi-Color Corporation Announces

Results for Fiscal 2012

CINCINNATI, OHIO, May 21, 2012 – Multi-Color Corporation (NASDAQ: LABL) today announced fiscal 2012 results including 4% organic growth (excluding foreign exchange), stable 20% gross margins and progress with the York Label Group acquisition integration.

“Total revenues grew 51% to over $500 million in fiscal 2012 and revenues, including the full year impact of acquisitions occurring in fiscal 2012, are expected to exceed $650 million in fiscal 2013. Organic revenue growth was 4% (excluding foreign exchange) and operational improvements helped us achieve a 14% organic operating income improvement (excluding foreign exchange) for fiscal 2012,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Fiscal 2012 highlights:

•

Net revenues increased 51% to $510.2 million from $338.3 million in the prior year. Net revenues increased 45% or $151.4 million due to acquisitions and start-ups occurring after the beginning of fiscal 2011. Of this acquisition-related revenue increase, $109.9 million is attributable to the acquisition of York Label Group. In addition, organic net revenues, excluding the impact of foreign exchange, increased 4% in the current year comprised of a 2% increase in sales volumes and a 2% favorable impact of sales mix. The impact of foreign exchange rates compared to the prior year was 2% primarily driven by the appreciation in the Australian dollar.

•

Gross profit increased $30.3 million or 45% compared to the prior year. Adjusted for special items, gross profit increased $31.4 million or 46%. Acquisitions and start-ups occurring after the beginning of fiscal 2011 contributed 31% to the adjusted gross profit increase. The remaining 15% increase was due to the impact of foreign exchange rates, higher sales volumes and favorable sales mix impacts in the current year. Gross margins, adjusted for special items, were steady at 20% of sales revenues compared to the prior year.

•

Selling, general and administrative (SG&A) expenses increased $18.4 million compared to the prior year due to the impact of acquisitions of $12.3 million, integration expenses related to the acquisition of York Label Group of $5.6 million and an increase in acquisition-related expenses of $1.2 million, partially offset by $1.7 million of one-time severance and accelerated stock compensation charges in the prior year. Adjusted for special items, SG&A expenses increased by 50% compared to the prior year due primarily to the impact of new acquisitions mentioned above. Special items included in SG&A expenses in the year ended March 31, 2012 consisted of $5.6 million of integration expenses related to the York Label Group acquisition and $2.5 million of acquisition related expenses. The integration expense consisted primarily of severance and other termination benefits and professional fees. Special items included in SG&A expenses in the year ended March 31, 2011 consisted of $1.7 million of severance and accelerated stock compensation expenses, $1.3 million in acquisition related expenses and $1.3 million of legal fees and other items. Adjusted SG&A, as a percent of sales, was steady at 8.5% in the current year.

•

In January 2012, the Company announced plans to consolidate its manufacturing facility located in Kansas City, Missouri into its other existing facilities. In connection with the consolidation of the Kansas City facility, the Company incurred a charge of $1.2 million in the fourth quarter of fiscal 2012 primarily for employee severance and other termination benefits, non-cash charges related to asset impairments and relocation and other costs. The Company expects the transition from the Kansas City facility to be complete by the end of the first quarter of fiscal 2013.

•

As previously disclosed, in the fourth quarter of fiscal 2011, the Company recorded a charge of $2.8 million ($1.8 million after tax) related to the settlement of a legal dispute with the John Henry Company.

•

Operating income increased $13.3 million or 41% compared to the prior year. Adjusted for special items, operating income increased 43% to $56.4 million from $39.5 million. Acquisitions and start-ups occurring after the beginning of fiscal 2011 contributed 27% to the adjusted operating income increase. The remaining increase is due to the impact of favorable foreign exchange rates, higher sales volumes, favorable sales mix impact and other cost decreases.

•

Interest expense increased by $8 million compared to the prior year. Adjusted for special items, interest expense increased by $7.5 million compared to the prior year. The special charge of $0.5 million is a write-off certain deferred financing fees in conjunction with the debt modification to the Company’s credit facility related to the York Label Group acquisition. The remaining increase is due primarily to an increase in debt borrowings to finance acquisitions, primarily the York Label Group acquisition, and the impact of foreign exchange rates. The Company had $402.1 million of debt at March 31, 2012 compared to $127.3 million at March 31, 2011.

•

The effective tax rate was 37% in fiscal 2012 compared to 28% in the prior year due primarily to a higher percentage of income in higher tax jurisdictions and an increase in valuation allowances recorded in certain foreign jurisdictions. The Company expects its annual effective tax rate to be approximately 37% in fiscal 2013 reflecting a higher percentage of income in North America.

•

Diluted earnings per share (EPS) decreased to $1.32 per diluted share from $1.40 in the prior year. Excluding the impact of the special items noted below, adjusted EPS increased 5% to $1.85 per diluted share from $1.76. Net income attributable to Multi-Color Corporation increased to $19.7 million from $18.4 million in the prior year. Adjusted for special items, net income attributable to Multi-Color Corporation increased to $27.6 million from $23.1 million in the prior year.

•

On October 3, 2011, Multi-Color Corporation acquired York Label Group and its joint venture in Chile for $329.2 million in stock and cash plus net debt assumed of $9.9 million, subject to certain post closing adjustments. York Label Group is a home & personal care, food & beverage, wine & spirit and healthcare label printing company headquartered in Omaha, Nebraska. On July 1, 2011, the Company acquired Warszawski Dom Handlowy, a consumer products and spirit label company located in Warsaw, Poland for $7.8 million, plus net debt assumed of $4 million. On April 1, 2011, Multi-Color Corporation acquired La Cromografica S.R.L. in Italy for $9.9 million including net debt assumed.

•

On April 2, 2012, Multi-Color acquired Labelgraphics Holdings (“Labelgraphics”) for $26.4 million less net debt plus a future performance based earn-out. Labelgraphics, based in Glasgow, Scotland, supplies spirit & wine markets bottled in the U.K. These markets are experiencing growth through spirit shipments to developing markets and imported wine shipments bottled in the U.K.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for fiscal 2012 and 2011. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, Operating Income and Interest Expense between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Year Ended		Year Ended
	2012		2011
	(in 000’s)	EPS	(in 000’s)	EPS
Net Income Attributable to Multi-Color Corporation and EPS, as reported	$19,700	$1.32	$18,411	$1.40

Acquisition Expense, Net of Tax	2,243	0.17	926	0.07

York Label Group Integration Expense, Net of Tax	3,727	0.24	—	—

Severance and Accelerated Stock Compensation Expense, Net of Tax	—	—	1,138	0.09

Deferred Financing Fee Charge, Net of Tax	300	0.02	—	—

Facility Closure Expense (Income), Net of Tax	715	0.04	(192)	(0.01)

Legal Settlement and Related Legal Fees, Net of Tax	—	—	2,418	0.18

Inventory Purchase Accounting Charge, Net of Tax	923	0.06	289	0.02

Other Special Items, Net of Tax	—	—	146	0.01

Adjusted Net Income Attributable to Multi-Color Corporation and EPS, (Non-GAAP)	$27,608	$1.85	$23,136	$1.76

Nigel Vinecombe said, “The York Label Group integration continues to progress in the fourth quarter. The Kansas City and Montreal sheet-fed plants have closed as of May 2012 and all of the work has been successfully transferred to other plants. The York North American integration is on track in terms of synergy savings and timing of expected completion. The York Chilean operation is improving but still significantly below expectations. The Chilean revenues represent less than 5% of total revenues for fiscal 2013. Also, fourth quarter revenues were higher compared to the seasonably lower third quarter, as expected. Revenues were $160.6 million for the quarter and exclude the impact of our latest acquisition in Scotland which will add approximately $20 million annually in revenues. Adjusted gross margin returned to our target range in the fourth quarter.”

Fourth Quarter highlights:

•

Net revenues increased 78% to $160.6 million from $90.1 million compared to the prior year quarter. Net revenues increased 70% or $63 million in the three months ended March 31, 2012 due to acquisitions and start-ups that occurred after March 31, 2011. Of this acquisition-related revenue increase, $57.1 million is attributable to the acquisition of York Label Group. The remaining increase was due to a 4% favorable impact of sales mix, a 3% increase in sales volumes, primarily in North America, and a 1% favorable impact of foreign exchange rates.

•

Gross profit increased $13.1 million or 71% compared to the three months ended March 31, 2011. Acquisitions and start-ups occurring after March 31, 2011 contributed 54% to the gross profit increase. The remaining 17% increase was due to higher sales volumes and the favorable impact of sales mix in the current quarter. Gross margins were steady at 20% of sales revenues compared to the prior year quarter.

•

Selling, general and administrative (SG&A) expenses increased $7.9 million compared to the three months ended March 31, 2011 due primarily to the impact of acquisitions of $4.7 million and integration expenses related to the acquisition of York Label Group of $1.9 million. Adjusted for special items, SG&A expenses increased by 82% compared to the prior year quarter due primarily to the impact of acquisitions. Special items included in SG&A expenses in the fourth quarter of fiscal 2012 consisted of $1.9 million of integration expenses related to the York Label Group acquisition and $0.4 million of acquisition related expenses. The integration expense consisted primarily of severance and other termination benefits and professional fees. Special items included in SG&A expenses in the fourth quarter of fiscal 2011 consisted of $0.6 million in legal fees, $0.1 million in acquisition related expenses and $0.2 million of other items. Adjusted SG&A, as a percent of sales, increased from 8.7% to 8.9% in the current quarter.

•

In January 2012, the Company announced plans to consolidate its manufacturing facility located in Kansas City, Missouri into its other existing facilities. In connection with the consolidation of the Kansas City facility, the Company incurred a charge of $1.2 million in the fourth quarter of fiscal 2012 primarily for employee severance and other termination benefits, non-cash charges related to asset impairments and relocation and other costs. The Company expects the transition from the Kansas City facility to be complete by the end of the first quarter of fiscal 2013.

•

Operating income increased $6.8 million to $13.7 million compared to $6.9 million in the three months ended March 31, 2011. Adjusted for special items, operating income increased 63% to $17.2 million from $10.6 million. Acquisitions and start-ups occurring after March 31, 2011 contributed 50% to the adjusted operating income increase. The remaining increase is due primarily to higher sales volumes and the favorable impact of sales mix in the current quarter.

•

Interest expense increased $3.6 million compared to the three months ended March 31, 2011 due primarily to an increase in debt borrowings to finance the acquisition of York Label Group. The Company had $402.1 million of debt at March 31, 2012 compared to $127.3 million at March 31, 2011.

•

The effective tax rate was 50% in the three months ended March 31, 2012 compared to 20% in the prior year quarter due primarily to a higher percentage of income in higher tax jurisdictions, an increase in valuation allowances recorded in certain foreign jurisdictions and a revision to our estimated annual effective tax rate in the current year quarter and prior year quarter. The Company expects its annual effective tax rate to be approximately 37% in fiscal 2013 reflecting a higher percentage of income in North America.

•

Diluted earnings per share (EPS) decreased to $0.28 cents per diluted share from $0.31 cents in the three months ended March 31, 2011. Excluding the impact of the special items noted below, adjusted EPS decreased to $0.43 cents per diluted share from $0.48 cents in the prior year quarter. Net income attributable to Multi-Color Corporation increased to $4.5 million from $4.1 million in the prior year quarter. Adjusted for special items, net income attributable to Multi-Color Corporation increased to $6.9 million from $6.4 million in the prior year quarter.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended March 31, 2012 and 2011. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, Operating Income and Interest Expense between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Three Months Ended
	03/31/12		03/31/11
	(in 000’s)	EPS	(in 000’s)	EPS

Net Income Attributable to Multi-Color Corporation and EPS, as reported	$4,494	$0.28	$4,128	$0.31

Acquisition Expense, Net of Tax	378	0.02	38	—

York Label Group Integration Expense, Net of Tax	1,351	0.09	—	—

Facility Closure Expense (Income), Net of Tax	715	0.04	—	—

Legal Settlement and Related Legal Fees, Net of Tax	—	—	2,114	0.16

Other Special Items, Net of Tax	—	—	146	0.01

Adjusted Net Income Attributable to Multi-Color Corporation and EPS, (Non-GAAP)	$6,938	$0.43	$6,426	$0.48

Nigel Vinecombe said, “By the end of fiscal 2013, MCC expects to have doubled revenues compared to fiscal 2011. We completed acquisitions and start-ups in fiscal 2012 in China, Italy, Chile, Argentina and Poland as well as in North America. In addition, in April 2012, we acquired market leading spirit and wine label printer, Labelgraphics in Scotland. This business is experiencing growth through spirit exports to developing markets and bulk wine imports bottled in the U.K. In fiscal 2013, over 70% of our total revenues are expected to be in North America where the growth outlook remains positive. We also expect earnings growth from the acquisitions and start-ups completed over the last twelve months due to further integration and development. We will continue to capitalize on these opportunities in fiscal 2013.”

Fourth Quarter and Fiscal Year 2012 Earnings Conference Call and Webcast

The Company will hold a conference call on May 21, 2012 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-679-8018 (participant code 62695602 or for international access, please dial 1-617-213-4845 (participant code 62695602) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on May 21, 2012 through 11:59 p.m. (ET) on May 28, 2012 by calling 1-888-286-8010 (participant code 98331766) or for international access, please call 1-617-801-6888 (participant code 98331766). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P7UB3PHNN (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists). Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

The webcast is also being distributed over the Thomson Reuters’ Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters’

individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in Thomson Reuters’ Individual Investor Network. Institutional investors can access the call via Thomson Reuters’ password-protected event management site, StreetEvents (http://www.streetevents.com).

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 2,700 associates across 28 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

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Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended		Twelve Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net Revenues	$160,586	$90,135	$510,247	$338,284
Cost of Goods Sold	129,092	71,729	411,963	270,306

Gross Profit	31,494	18,406	98,284	67,978
Gross Margin	20%	20%	19%	20%
Selling, General & Administrative	16,565	8,700	51,551	33,176
Facility Closure expense/(income), net	1,182	—	1,182	(258)
Loss on Legal Settlement	—	2,800	—	2,800

Operating Income	13,747	6,906	45,551	32,260

Interest Expense	5,332	1,750	15,010	7,021
Other (Income) Expense	(639)	12	(583)	(210)

Income before Taxes	9,054	5,144	31,124	25,449
Income Tax Expense	4,560	1,016	11,456	7,038

Net Income	4,494	4,128	19,668	18,411
Income Attributable to Noncontrolling Interests	—	—	32	—

Net Income Attributable to Multi-Color Corporation	$4,494	$4,128	$19,700	$18,411

Basic Earnings Per Share	$0.28	$0.31	$1.34	$1.42
Diluted Earnings Per Share	$0.28	$0.31	$1.32	$1.40

Basic shares Outstanding	16,085	13,290	14,662	13,005

Diluted Shares Outstanding	16,307	13,456	14,903	13,139

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the Company believes it provides a higher degree of transparency of certain items.

The following tables show adjustments made to Gross Profit, Operating Income, SG&A expenses and Interest Expense between reported GAAP and Non-GAAP results for the three months ended and fiscal years ended March 31, 2012 and 2011:

Adjusted Gross Profit:

	Three Months Ended		Year Ended
	3/31/12	3/31/11	2012	2011
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Gross Profit, as reported	$31,494	$18,406	$98,284	$67,978
Inventory Purchase Accounting Charge	—	—	1,530	424

Adjusted Gross Profit, (Non-GAAP)	$31,494	$18,406	$99,814	$68,402

Adjusted Gross Profit, (Non-GAAP) as a % of Revenues	19.6%	20.4%	19.6%	20.2%

Adjusted Operating Income:

	Three Months Ended		Year Ended
	3/31/12	3/31/11	2012	2011
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating Income, as reported	$13,747	$6,906	$45,551	$32,260
Acquisition Expense	378	62	2,513	1,334
York Label Group Integration Expense	1,929	—	5,608	—
Severance and Accelerated Stock Compensation Expense	—	—	—	1,658
Inventory Purchase Accounting Charge	—	—	1,530	424
Legal Settlement and Related Legal Fees	—	3,382	—	3,869
Facility Closure Expense (Income)	1,182	—	1,182	(258)
Other Special Items	—	239	—	239

Adjusted Operating Income, (Non-GAAP)	$17,236	$10,589	$56,384	$39,526

Adjusted Operating Income, as a % of Revenues (Non-GAAP)	10.7%	11.7%	11.1%	11.7%

Adjusted SG&A Expenses:

	Three Months Ended		Year Ended
	3/31/12	3/31/11	2012	2011
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
SG&A Expenses, as reported	$16,565	$8,700	$51,551	$33,176
Severance and Accelerated Stock Compensation Expense	—	—	—	1,658
Acquisition Expense	378	62	2,513	1,334
York Label Group Integration Expense	1,929	—	5,608	—
Legal Fees	—	582	—	1,069
Other Special Items	—	239	—	239

Adjusted SG&A Expenses, (Non-GAAP)	$14,258	$7,817	$43,430	$28,876

Adjusted SG&A Expenses, as a % of Revenues, (Non-GAAP)	8.9%	8.7%	8.5%	8.5%

Adjusted Interest Expense:

	Three Months Ended		Year Ended
	3/31/12	3/31/11	2012	2011
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Interest Expense, as reported	$5,332	$1,750	$15,010	$7,021
Deferred Financing Fee Charge	—	—	490	—

Adjusted Interest Expense, (Non-GAAP)	$5,332	$1,750	$14,520	$7,021

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311